United States securities and exchange commission logo





                     August 18, 2022

       Carl F. Giesler, Jr.
       Executive Vice President and Chief Financial Officer
       Southwestern Energy Company
       10000 Energy Drive
       Spring, TX 77389

                                                        Re: Southwestern Energy
Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-08246

       Dear Mr. Giesler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation